Exhibit 99.1

Adtalem Global Education Signs Agreement To Transfer Ownership of Carrington College

CHICAGO--(BUSINESS WIRE)--June 29, 2018--Adtalem Global Education (NYSE: ATGE), a leading global education provider, today announced that it has signed an agreement to transfer ownership of Carrington College to San Joaquin Valley College, Inc., the parent organization of San Joaquin Valley College, a family-owned, California-based career college with a 41-year history and more than 60,000 graduates. The transaction is subject to certain terms and conditions to be met during the transition process, including regulatory and accreditor approval, and is anticipated to be completed mid-year fiscal 2019.

“Carrington College is entering an important new phase in its history,” said Lisa Wardell, president and CEO of Adtalem. “San Joaquin Valley College and Carrington College complement each other in size, campus locations, program offerings and students served. Both schools share a commitment to serve career-focused students through quality allied health programs.”

Carrington College has 19 locations across the West Coast and Southwest and offers certificate and associate degree programs in allied health fields. San Joaquin Valley College has 15 campuses throughout California and offers more than 20 certificate and associate of science degree programs. Both institutions are accredited by the Accrediting Commission for Community and Junior Colleges, Western Association of Schools and Colleges.

San Joaquin Valley College, Inc. will assume full ownership of Carrington College and will operate Carrington as a separate institution, maintaining the Carrington College name. No consideration will be paid to Adtalem at closing and Adtalem will deliver Carrington with sufficient working capital to further support Carrington’s future success.

“Both San Joaquin Valley College and Carrington College deliver career-focused programs, enjoy high-quality regionally accredited education, and have a combined history of serving students well,” said Mike Perry, president and CEO of San Joaquin Valley College. “With Carrington College, we have a tremendous opportunity to help even more students prepare for professional success in their chosen careers. We look forward to partnering with Carrington College to continue their programs and services, and we will also learn from each other given our more than 90 years of collective career college experience.”

“This is an exciting time for Carrington College,” said Dr. Donna Loraine, president of Carrington College. “San Joaquin Valley College shares Carrington’s commitment to providing a high quality educational experience and for helping our students reach their career goals. We will continue our important work of preparing the next generation of healthcare professionals.”

“The transfer of ownership is another step in Adtalem's commitment to focus on expanding our portfolio in growth sectors across our three key verticals: medical and healthcare, technology and business, and professional education," added Wardell. "We will work closely with the San Joaquin Valley College leadership to ensure that Carrington students and colleagues experience a smooth transition.”

About San Joaquin Valley College

San Joaquin Valley College (SJVC) is an accredited private college that provides career-focused curriculum and instruction to its students. Founded in 1977, SJVC has 15 campuses located throughout California – plus an online division – and offers more than 20 accelerated certificate and associate of science degree programs in the medical, business and technical fields. A second-generation, family-run college, SJVC has prepared more than 60,000 graduates for professional success in their chosen careers. SJVC is accredited by the Accrediting Commission for Community and Junior Colleges, Western Association of Schools and Colleges. For information, visit www.sjvc.edu.

About Carrington College

Carrington College is a member of Adtalem Global Education (NYSE: ATGE), a global education provider headquartered in the United States. The organization's purpose is to empower students to achieve their goals, find success and make inspiring contributions to our global community. Carrington College offers a diverse range of programs that lead to a Certificate of Achievement or Associate of Science degree. As the starting point for health care careers, the college offers programs that prepare students for careers in the medical, dental and veterinary fields. Carrington College is accredited by the Accrediting Commission for Community and Junior Colleges, Western Association of Schools and Colleges, 10 Commercial Blvd., Suite 204, Novato, CA 94949, (415) 506-0234, an institutional accrediting body recognized by the Council for Higher Education Accreditation and the U.S. Department of Education. Additional information about accreditation, including the filing of complaints against member institutions, can be found at: www.accjc.org.

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading global education provider and the parent organization of Adtalem Educacional do Brasil, American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Carrington College, Chamberlain University, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com.

CONTACT:
Adtalem Global Education
Media Contact:
Ernie Gibble
ernie.gibble@adtalem.com
630-353-9920
or
Investor Contact:
Beth Coronelli
beth.coronelli@adtalem.com
630-353-9035
or
San Joaquin Valley College Contact:
Tassi Herrick
therrick@linhartpr.com
303-951-2566